As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-155960

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Foster Wheeler AG

(Exact name of registrant as specified in its charter)

Switzerland*	98-0607469
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Perryville Corporate Park
Clinton, New Jersey 08809-4000
Telephone: (908) 730-4000
Facsimile: (908) 730-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

*	Maintains its registered offices at c/o Bär & Karrer, Baarerstrasse 8, CH-6301 Zug, Switzerland, and its principal executive offices at Perryville Corporate Park, Clinton, New Jersey 08809-4000

Peter J. Ganz
Executive Vice President, General Counsel and Secretary
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Telephone: (908) 730-4000
Facsimile: (908) 730-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tracy Kimmel
Adam M. Freiman
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Registered Shares, par value CHF 3.00 per share	(1)	(1)	(1)	(1)
(1)

No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statement on Form S-3ASR (File No. 333-155960). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Foster Wheeler AG, a Swiss corporation (the “Company”), as successor issuer to Foster Wheeler Ltd., a company incorporated under the laws of Bermuda (“Foster Wheeler-Bermuda”).  Pursuant to a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”), on February 9, 2009 all of the previously outstanding common shares of Foster Wheeler-Bermuda were cancelled and each holder of cancelled Foster Wheeler-Bermuda common shares received registered shares of the Company (or cash in lieu of any fractional shares).  As a result of the Scheme of Arrangement, Foster Wheeler-Bermuda became a wholly-owned subsidiary of the Company.  In connection with the Scheme of Arrangement, pursuant to the terms of the Warrant Agreement, dated September 24, 2004, which governed Foster Wheeler-Bermuda’s outstanding Class A Warrants (the “Warrants”), the Company entered into a supplemental warrant agreement dated February 9, 2009 (the “Supplemental Warrant Agreement”).  Pursuant to the terms of the Supplemental Warrant Agreement, the Company assumed Foster Wheeler-Bermuda’s obligations under the Warrant Agreement and agreed to issue registered shares of the Company upon exercise of Warrants in accordance with their terms.  The Company hereby expressly adopts the Registration Statement on Form S-3 (File No. 333-155960) as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROSPECTUS

Foster Wheeler AG

Up to 607,535 Registered Shares

This prospectus relates to up to 607,535 registered shares to be offered by Foster Wheeler AG from time to time upon the exercise of up to 180,374 of its Class A warrants described in this prospectus, and such indeterminate number of additional registered shares that may be issuable by reason of the anti-dilution provisions contained in the supplemental warrant agreement described in this prospectus.

Each Class A warrant, upon the circumstances described in this prospectus, entitles its owner to purchase 3.3682 registered shares at a price of $4.689 per registered share issuable thereunder. The aggregate number of registered shares issuable upon the exercise of Class A warrants is 607,535, subject to the anti-dilution provisions contained in the supplemental warrant agreement.

The Class A warrants are currently exercisable and must be exercised on or before September 24, 2009, subject to extension as described in this prospectus.

Our registered shares and Class A warrants are quoted on the NASDAQ Global Select Market under the symbols “FWLT” and “FWLTW,” respectively. On February 6, 2009, the closing prices for each common share of Foster Wheeler Ltd., the parent company of our group of companies prior to the redomestication described in this prospectus, and Class A warrant were $22.40 and $59.85, respectively.

For a discussion of factors you should consider before you decide to exercise your warrants, see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. No person has been authorized to give any information or make any representations other than the information and those representations contained or incorporated by reference in this prospectus. You should not assume that the information provided by this prospectus or the documents incorporated by reference herein is accurate as of any date other than the date of this prospectus or the incorporated documents, regardless of the date you receive them.

Neither us nor any of our directors, officers or employees makes any recommendation to any holder of a warrant as to whether to exercise all or any warrants.  Each holder of a warrant must make his or her own decision as to whether to exercise warrants and, if so, how many warrants to exercise.

i

SUMMARY

This summary represents a summary of all material terms of the offering and highlights selected information described in greater detail elsewhere or incorporated by reference in this prospectus. You should carefully read this entire prospectus, including the risk factors beginning on page 4, and the documents incorporated by reference in this prospectus to fully understand the offering and our business, results of operations and financial condition. Except as the context otherwise requires, the terms “we,” “us,” “our,” and “Foster Wheeler,” as used in this prospectus, refer to Foster Wheeler AG and its direct and indirect subsidiaries on a consolidated basis for the period after the consummation of the scheme of arrangement described in “—The Redomestication” below and Foster Wheeler-Bermuda and its direct and indirect subsidiaries on a consolidated basis for the period before the consummation of the scheme of arrangement.  The term “Foster Wheeler-Bermuda,” as used in this prospectus, means Foster Wheeler Ltd., a Bermuda company, which was the parent company of our group of companies prior to the consummation of the scheme of arrangement.  In addition, except as the context otherwise requires, the financial information included in this prospectus is that of Foster Wheeler-Bermuda as it relates to periods ended prior to the consummation of the scheme of arrangement.

On January 22, 2008, Foster Wheeler-Bermuda effected a two-for-one stock split of its common shares in the form of a stock dividend to common shareholders of record at the close of business on January 8, 2008 in the ratio of one additional Foster Wheeler-Bermuda common share in respect of each common share outstanding.  All references to share capital, the number of shares, stock options, restricted awards, per share amounts, cash dividends, and any other reference to shares in this prospectus, unless otherwise noted, have been adjusted to reflect the stock split on a retroactive basis.

Foster Wheeler AG

We are a Swiss company and were first registered with the commercial register of the Canton of Zug on November 25, 2008. We do not have any assets or conduct any business except through our ownership of our subsidiaries. The executive offices of Foster Wheeler AG are c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

Our Business

We operate through two business groups: our Global Engineering and Construction Group, which we refer to as our Global E&C Group, and our Global Power Group.

Our Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation and distribution facilities, and gasification facilities.  Our Global E&C Group is also involved in the design of facilities in new or developing market sectors, including carbon capture and storage, solid fuel-fired integrated gasification combined-cycle power plants, coal-to-liquids, coal-to-chemicals and biofuels. Our Global E&C Group generates revenues from engineering, procurement and construction activities pursuant to contracts spanning up to approximately four years in duration and from returns on its equity investments in various power production facilities.

Our Global E&C Group provides the following services:

•	Design, engineering, project management, construction and construction management services, including the procurement of equipment, materials and services from third-party suppliers and contractors.

•	Environmental remediation services, together with related technical, engineering, design and regulatory services.

•	Development, engineering, procurement, construction, ownership and operation of power generation facilities, from conventional and renewable sources, and waste-to-energy facilities in Europe.

Our Global Power Group designs, manufactures and erects steam generating and auxiliary equipment for electric power generating stations and industrial facilities worldwide and owns and/or operates several cogeneration, independent power production and waste-to-energy facilities, as well as power generation facilities for the process and petrochemical industries.  Our Global Power Group generates revenues from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, royalties from licensing its technology, and from returns on its investments in various power production facilities.

Our Global Power Group’s steam generating equipment includes a full range of technologies, offering independent power producers, utilities and industrial clients high-value technology solutions for converting a wide range of fuels, such as coal, petroleum coke, oil, gas, biomass and municipal solid waste, into steam, which can be used for power generation, district heating and in industrial processes.

Our Global Power Group offers several other products and services related to steam generators:

•	Design, manufacture and installation of auxiliary equipment, which includes feedwater heaters, steam condensers and heat-recovery equipment.

•	A full line of new and retrofit nitrogen-oxide, or NOx, reduction systems such as selective non-catalytic and catalytic NOx reduction systems as well as complete low NOx combustion systems.

•	A broad range of steam generator site services, including construction and erection services, engineering, plant upgrading and life extensions.

•	Research, analysis and experimental work in fluid dynamics, heat transfer, combustion, fuel technology, materials engineering and solid mechanics.

The Equity-for-Debt Exchange Offer

The Class A warrants were issued on September 24, 2004, in an equity-for-debt exchange offer. In that exchange offer, Foster Wheeler-Bermuda exchanged: (1) Foster Wheeler-Bermuda’s common shares, Series B convertible preferred shares, or the preferred shares, and warrants to purchase common shares for $134.9 million 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (liquidation amount $25 per trust security), or the trust securities, including accrued dividends; (2) Foster Wheeler-Bermuda’s common shares and preferred shares for $206.9 million 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler-Bermuda, or the convertible notes; (3) Foster Wheeler-Bermuda’s common shares and preferred shares for $93.7 million outstanding Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois to SunTrust Bank, Central Florida, National Association, as Trustee), or the Robbins bonds; and (4) Foster Wheeler-Bermuda’s common shares and preferred shares and $141.4 million of 10.359% senior secured notes due 2011, Series A of Foster Wheeler LLC for $188.6 million 6.75% Senior Notes due 2005 of Foster Wheeler LLC, or the 2005 notes. During a subsequent offering period Foster Wheeler-Bermuda exchanged a further $72,500 of trust securities; $25,355 of Robbins bonds; and $45,000 of 2005 notes.

The Redomestication

On February 9, 2009, we became the ultimate parent company of Foster Wheeler-Bermuda and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law, which we refer to as the Scheme of Arrangement.  Pursuant to the Scheme of Arrangement:

(1) all fractional common shares of Foster Wheeler-Bermuda were cancelled and Foster Wheeler-Bermuda paid to each holder of fractional shares that were cancelled an amount based on the average of the high and low trading prices of Foster Wheeler-Bermuda common shares on the NASDAQ Global Select Market on the business day immediately preceding the effectiveness of the Scheme of Arrangement;

(2) all previously outstanding whole common shares of Foster Wheeler-Bermuda were cancelled;

(3) Foster Wheeler-Bermuda, acting on behalf of its shareholders, issued 1,000 common shares (which constituted all of Foster Wheeler-Bermuda’s common shares at such time) to us;

(4) we increased our share capital and file amended articles of association reflecting the share capital increase with the Swiss Commercial Register; and

(5) we issued registered shares to the holders of whole Foster Wheeler-Bermuda common shares that were cancelled.

As a result of the Scheme of Arrangement, the common shareholders of Foster Wheeler-Bermuda became registered shareholders of us and Foster Wheeler-Bermuda became our wholly-owned subsidiary.

The warrants were originally issued under a warrant agreement, dated as of September 24, 2004, by and between Foster Wheeler-Bermuda and Mellon Investor Services LLC.  In connection with the Scheme of Arrangement, we entered into a supplemental warrant agreement, dated as of February 9, 2009.  Pursuant to the terms of the supplemental warrant agreement, we assumed Foster Wheeler-Bermuda’s obligations under the warrant agreement and agreed to issue registered shares upon exercise of warrants in accordance with their terms.

Pursuant to the terms of the Certificate of Designation governing Foster Wheeler-Bermuda’s Series B Convertible Preferred Shares, we issued to each holder of the preferred shares the number of our registered shares that such holders would have been entitled to receive had they converted their preferred shares into common shares of Foster Wheeler-Bermuda immediately prior to the effectiveness of the Scheme of Arrangement (with Foster Wheeler-Bermuda paying cash in lieu of any fractional common shares otherwise issuable).

We also assumed Foster Wheeler-Bermuda’s existing obligations in connection with awards granted under Foster Wheeler-Bermuda’s incentive plans and other similar employee awards.

Terms of the Warrants

Each Class A warrant, upon the circumstances described in this prospectus, entitles its owner to purchase 3.3682 registered shares for $4.689 per registered share issuable thereunder. The aggregate number of registered shares issuable upon the exercise of Class A warrants is 607,535. Foster Wheeler AG has a sufficient number of registered shares available to satisfy the exercise of the warrants out of conditional capital, and will, for so long as the warrants are or may become exercisable for registered shares, reserve a sufficient number of registered shares out of conditional capital  to cover the exercise of the warrants.

The Class A warrants are currently exercisable and must be exercised on or before September 24, 2009, subject to extension as described in this prospectus.

You should read the information set forth under the caption “Description of the Warrants” for more information.

Registrar and Transfer Agent

Mellon Investor Services LLC serves as registrar and transfer agent of Foster Wheeler AG in the United States.

Warrant Agent

Mellon Investor Services LLC has been appointed as the warrant agent under the supplemental warrant agreement.

RISK FACTORS

Before deciding whether to invest in our securities, you should carefully read the following risk factors and the other information included and incorporated by reference in this prospectus.

Risk Factors Relating to Shares

We cannot predict the price at which our registered shares will trade.

As of February 6, 2009, we had warrants to purchase up to 607,535.7068 shares outstanding.  In addition, we had outstanding equity awards that are exercisable for up to approximately 3,901,326 shares as of February 6, 2009.  The issuance of registered shares upon the exercise of the warrants and options could depress the price of our registered shares if holders of a large number of registered shares attempt to sell all or a substantial portion of their holdings. There are no agreements or other restrictions that prevent the sale of a large number of our registered shares or warrants.  We expect that all of our issued and outstanding registered shares, including upon exercise of the warrants, will, in general, be freely tradeable under U.S. securities laws.

We are a Swiss company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

Foster Wheeler AG is a Swiss corporation.  As a result, the rights of our shareholders are governed by Swiss law and by our articles of association and organizational regulations.  The rights of shareholders under Swiss law may differ from the rights of shareholders of companies of other jurisdictions.  A substantial portion of our assets are located outside the United States.  It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us or our directors based on the civil liability provisions of the U.S. securities laws.  Uncertainty exists as to whether courts in Switzerland will enforce judgments obtained in other jurisdictions, including in the United States, under the securities laws of those jurisdictions or entertain actions in Switzerland under the securities laws of other jurisdictions.

If you acquire 10% or more of the total combined voting power of our common shares, controlled foreign corporation rules may apply to you.

Under U.S. federal income tax law, each “United States shareholder” of a foreign corporation that is a “controlled foreign corporation,” or CFC, for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed.  For these purposes, any U.S. person who owns, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, 10% or more of the total combined voting power of all classes of stock of a foreign corporation entitled to vote will be considered to be a “United States shareholder.”  In general, we will be treated as a CFC only if such “United States shareholders” collectively own more than 50% of the total combined voting power or total value of our stock.  Although our articles of association include provisions imposing limitations on the voting power of our stock which are intended to prevent the possibility that we will become a CFC, there can be no assurance that these provisions will be effective for this purpose.  Accordingly, U.S. persons who might, directly or indirectly through a foreign entity or through applicable constructive ownership rules, acquire or be deemed to acquire 10% or more of the voting power of our registered shares should consider the possible application to them of the CFC rules.

Registered holders must apply for enrollment in our share register as shareholders with voting rights in order to have voting rights; we may deny such registration under certain circumstances.

To be able to exercise voting rights, registered holders of our shares must apply to us for enrollment in our share register as shareholders with voting rights. Our board of directors may refuse to register holders of shares as shareholders with voting rights based on certain grounds.  In particular, under our articles of association, no shareholder will be registered with voting rights for 10% or more of our share capital as recorded in the commercial register.  Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.

Following the redomestication, as a result of the higher par value of our shares, we have less flexibility than we had prior to the redomestication with respect to certain aspects of capital management.

The par value of our shares is CHF 3.00 per share.  The par value of Foster Wheeler-Bermuda’s common shares was $0.01 per share. Under Swiss law, we may not issue our shares below par value. As of February 6, 2009, the closing price of Foster Wheeler-Bermuda’s common shares on the NASDAQ Global Select Market was $22.40, and CHF 3.00 was equivalent to approximately $2.58 based on a foreign exchange rate of CHF 1.1631 to $1.00 on such date.  In the event we need to raise common equity capital at a time when the trading price of our shares is below the par value of the shares, we will be unable to issue shares. In addition, we will not be able to issue options under our benefits plans with an exercise price below the par value, which would limit the flexibility of our compensation arrangements.

Following the redomestication, as a result of increased shareholder approval requirements, we have less flexibility than we had before the redomestication with respect to certain aspects of capital management.

Under Bermuda law, Foster Wheeler-Bermuda’s directors were able to issue, without shareholder approval, any common shares authorized in Foster Wheeler-Bermuda’s memorandum of association that were not issued or reserved. Bermuda law also provides the board of directors with substantial flexibility in establishing the terms of preferred shares. In addition, Foster Wheeler-Bermuda’s board of directors had the right, subject to statutory limitations, to declare and pay dividends on Foster Wheeler-Bermuda’s common shares without a shareholder vote. Swiss law allows our shareholders to authorize share capital that can be issued by the board of directors without shareholder approval, but our authorization is limited to CHF 189,623,871 divided into 63,207,957 registered shares with a par value of CHF 3.00 per share and must be renewed by the shareholders every two years. Additionally, subject to specified exceptions, including the exceptions described in our articles of association, Swiss law grants preemptive rights to existing shareholders to subscribe for new issuances of shares and other securities. Swiss law also does not provide as much flexibility in the various terms that can attach to different classes of shares. For example, while the board of directors of Foster Wheeler-Bermuda could authorize the issuance of preferred stock without shareholder approval, we may not issue preferred stock without the approval of 66 2/3% of the votes cast and a majority of the par value of the registered shares represented at a general meeting of our shareholders. Swiss law also reserves for approval by shareholders many corporate actions over which Foster Wheeler-Bermuda’s board of directors had authority.  For example, dividends must be approved by shareholders. While we do not believe that the differences between Bermuda law and Swiss law relating to our capital management will have an adverse effect on us, we cannot assure you that situations will not arise where such flexibility would have provided substantial benefits to our shareholders.

We are required to declare dividends in Swiss francs and any currency fluctuations between the U.S. dollar and Swiss francs will affect the dollar value of the dividends we pay.

Under Swiss corporate law, we are required to declare dividends, including distributions through a reduction in par value, in Swiss francs. Dividend payments will be made by our transfer agent in U.S. dollars converted at the applicable exchange rate shortly before the payment date. As a result, shareholders will be exposed to fluctuations in the exchange rate between the date used for purposes of calculating the CHF amount of any proposed dividend or par value reduction and the relevant payment date, which will not be shorter than two months and could be as long as a year.

We may not be able to make distributions or repurchase shares without subjecting our shareholders to Swiss withholding tax.

If we are not successful in our efforts to make distributions, if any, through a reduction of par value or, based on current legislation, after January 1, 2011, pay dividends, if any, out of qualifying additional paid-in capital, then any dividends paid by us will generally be subject to a Swiss federal withholding tax at a rate of 35%. The withholding tax must be withheld from the gross distribution and paid to the Swiss Federal Tax Administration.  A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance

of Double Taxation with Respect to Taxes on Income, which we refer to as the “U.S.-Swiss Treaty,” may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in our voting stock, or for a full refund in case of qualified pension funds). Payment of a capital distribution in the form of a par value reduction is not subject to Swiss withholding tax. However, there can be no assurance that our shareholders will approve a reduction in par value, that we will be able to meet the other legal requirements for a reduction in par value, or that Swiss withholding rules will not be changed in the future. In addition, over the long term, the amount of par value available for us to use for par value reductions will be limited. If we are unable to make a distribution through a reduction in par value or, based on current legislation, after January 1, 2011, pay a dividend out of qualifying additional paid-in capital, we may not be able to make distributions without subjecting our shareholders to Swiss withholding taxes.

Risk Factors Relating to Our Business (amounts in thousands of dollars)

Risks Related to Our Operations

Our current and future lump-sum or fixed-price contracts and other shared risk contracts may result in significant losses if costs are greater than anticipated.

Some of our contracts are fixed-price contracts and other shared-risk contracts that are inherently risky because we agree to the selling price of the project at the time we enter into the contract.  The selling price is based on estimates of the ultimate cost of the contract and we assume substantially all of the risks associated with completing the project, as well as the post-completion warranty obligations.  Certain of these contracts are lump-sum turnkey projects where we are responsible for all aspects of the work from engineering through construction, as well as commissioning, all for a fixed selling price.  As of September 26, 2008, our backlog included $1,751,200 attributable to lump-sum turnkey and other fixed-price contracts, which represented 24% of our total backlog.

In addition, we assume the project’s technical risk and associated warranty obligations on all of our contracts and projects, meaning that we must tailor products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system.  Warranty obligations can range from re-performance of engineering services to modification or replacement of equipment.  We also assume the risks related to revenue, cost and gross profit realized on such contracts that can vary, sometimes substantially, from the original projections due to changes in a variety of other factors, including but not limited to:

•                  engineering design changes;

•                  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;

•                  changes in the costs of components, materials or labor;

•                  difficulties in obtaining required governmental permits or approvals;

•                  changes in local laws and regulations;

•                  changes in local labor conditions;

•                  project modifications creating unanticipated costs;

•                  delays caused by local weather conditions; and

•                  our project owners’, suppliers’ or subcontractors’ failure to perform.

These risks may be exacerbated by the length of time between signing a contract and completing the project because most lump-sum or fixed-price projects are long-term.  The term of our contracts can be as long as approximately four years.  In addition, we sometimes bear the risk of delays caused by unexpected conditions or events.  We are subject to penalties if portions of the long-term fixed priced projects are not completed in accordance with agreed-upon time limits.  Therefore, significant losses can result from performing large, long-term projects on a fixed-price or lump-sum basis.  These losses may be material, including in some cases up to or exceeding the full contract value in certain events of non-performance, and could negatively impact our business, financial condition, results of operations and cash flows.

We may increase the size and number of fixed-price or lump-sum turnkey contracts, sometimes in countries where or with clients with whom we have limited previous experience.

We may bid for and enter into such contracts through partnerships or joint ventures with third-parties.  This may increase our ability and willingness to bid for increased numbers of contracts and/or increased size of contracts.  In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture.  Entering into these partnerships or joint ventures will expose us to credit and performance risks of those third-party partners, which could have a negative impact on our business and our results of operations if these parties fail to perform under the arrangements.

Failure by us to successfully defend against claims made against us by project owners, suppliers or project subcontractors, or failure by us to recover adequately on claims made against project owners, suppliers or subcontractors, could materially adversely affect our business, financial condition, results of operations and cash flows.

Our projects generally involve complex design and engineering, significant procurement of equipment and supplies and construction management.  We may encounter difficulties in the design or engineering, equipment and supply delivery, schedule changes and other factors, some of which are beyond our control, that affect our ability to complete the project in accordance with the original delivery schedule or to meet the contractual performance obligations.  In addition, we generally rely on third-party partners, equipment manufacturers and subcontractors to assist us with the completion of our contracts.  As such, claims involving project owners, suppliers and subcontractors may be brought against us and by us in connection with our project contracts.  Claims brought against us include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the project work and claims for canceled projects.  The claims and back charges can involve actual damages, as well as contractually agreed upon liquidated sums.  Claims brought by us against project owners include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the previously agreed scope of work.  Claims between us and our suppliers, subcontractors and vendors include claims like any of those described above.  These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings.  Charges associated with claims could materially adversely affect our business, financial condition, results of operations and cash flows.  For further information on project claims, please refer to Note 12, “Litigation and Uncertainties,” to the condensed consolidated financial statements in Foster Wheeler-Bermuda’s quarterly report on Form 10-Q for the quarter ended September 26, 2008, filed on November 5, 2008 and incorporated by reference herein.

Projects included in our backlog may be delayed or canceled, which could materially adversely affect our business, financial condition, results of operations and cash flows.

The dollar amount of backlog does not necessarily indicate future earnings related to the performance of that work.  Backlog refers to expected future revenues under signed contracts and legally binding letters of intent that we have determined are likely to be performed.  Backlog represents only business that is considered firm, although cancellations or scope adjustments may and do occur.  Because of changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed or the associated revenue will be recognized.  In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed to us.  Material delays, cancellations or payment defaults could materially adversely affect our business, financial condition, results of operations and cash flows.

Because our operations are concentrated in four particular industries, we may be adversely impacted by economic or other developments in these industries.

We derive a significant amount of revenues from services provided to clients that are concentrated in four industries: oil and gas, oil refining, chemical/petrochemical and power.  These industries historically have been, and will likely continue to be, cyclical in nature.  Consequently, our results of operations have fluctuated, and may continue to fluctuate, depending on the demand for our products and services from these industries.

Unfavorable economic developments in global or regional economic growth rates or other unfavorable developments in one or more of these industries could adversely affect our clients’ investment plans and could materially adversely affect our business, financial condition, results of operations and cash flows.  The global credit market crises is now impacting some of our clients’ investment plans as it affects the availability and cost of financing, as well as our clients’ own financial strategies, which could include cash conservation.  In addition, the global economic slowdown is impacting the demand for the products our clients produce, which is causing companies to re-evaluate their investment plans for 2009.

Our results of operations and cash flows depend on new contract awards, and the selection process and timing for performing these contracts are not entirely within our control.

A substantial portion of our revenues is derived from new contract awards of projects.  It is difficult to predict whether and when we will receive such awards due to the lengthy and complex bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements, governmental approvals and environmental matters.  We often compete with other general and specialty contractors, both U.S. and non-U.S., including large international contractors and small local contractors.  The strong competition in our markets requires us to maintain skilled personnel and invest in technology, and also puts pressure on our profit margins.  Because of this, we could be prevented from obtaining contracts for which we have bid due to price, greater perceived financial strength and resources of our competitors and/or perceived technology advantages.  Alternatively, we may have to agree to lower prices and margins for contracts that we win or we may lose a bid or decide not to pursue a contract if the profit margins are below our minimum acceptable margins based on our risk assessment of the project conditions.

Our results of operations and cash flows can fluctuate from quarter to quarter depending on the timing of our contract awards.  In addition, certain of these contracts are subject to client financing contingencies and environmental permits, and, as a result, we are subject to the risk that the customer will not be able to secure the necessary financing and approvals for the project, which could result in a delay or cancellation of the proposed project and thereby reduce our revenues and profits.

A failure by us to attract and retain key officers, qualified personnel, joint venture partners, advisors and subcontractors could materially adversely affect our business, financial condition, results of operations and cash flows.

Our ability to attract and retain key officers, qualified engineers and other professional personnel, as well as joint venture partners, advisors and subcontractors, will be an important factor in determining our future success.  The market for these professionals is competitive and we may not be successful in efforts to attract and retain these individuals.  Failure to attract or retain these key officers, professionals, joint venture partners, advisors and subcontractors could materially adversely affect our business, financial condition, results of operations and cash flows.

Our worldwide operations involve risks that may limit or disrupt operations, limit repatriation of cash, increase taxation or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

We have worldwide operations that are conducted through U.S. and non-U.S. subsidiaries, as well as through agreements with joint venture partners.  Our non-U.S. subsidiaries, which accounted for approximately 75% of our operating revenues and  a majority of our operating cash flows in the fiscal nine months ended September 26, 2008, have operations located in Asia, Australia, Europe, the Middle East, South Africa and South America.  Additionally, we purchase materials and equipment on a worldwide basis and are heavily dependent on unrelated third-party non-U.S. sources for these materials and equipment.  Our worldwide operations are subject to risks that could materially adversely affect our business, financial condition, results of operations and cash flows, including:

•                  uncertain political, legal and economic environments;

•                  potential incompatibility with non-U.S. joint venture partners;

•                  foreign currency controls and fluctuations;

•                  energy prices and availability;

•                  terrorist attacks;

•                  the imposition of additional governmental controls and regulations;

•                  war and civil disturbances;

•                  labor problems; and

•                  interruption or delays in international shipping.

Because of these risks, our worldwide operations and our execution of projects may be limited, or disrupted; our contractual rights may not be enforced fully or at all; our non-U.S. taxation may be increased; or we may be limited in repatriating earnings.  These potential events and liabilities could materially adversely affect our business, financial condition, results of operations and cash flows.

We are subject to anti-bribery laws in the countries in which we operate.  Failure to comply with these laws could result in our becoming subject to penalties and the disruption of our business activities.

Many of the countries in which we transact business have laws that restrict the offer or payment of anything of value to government officials or other persons with the intent of gaining business or favorable government action.  We are subject to these laws in addition to being governed by the U.S. Foreign Corrupt Practices Act restricting these types of activities.  In addition to prohibiting certain bribery-related activity with foreign officials and other persons, these laws provide for recordkeeping and reporting obligations.  Our policies mandate compliance with these anti-bribery laws and we have procedures and controls in place to monitor internal and external compliance.  However, any failure by us, our subcontractors, agents or others who work for us on our behalf to comply with these legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties.  The failure to comply with these legal and regulatory obligations could also result in the disruption of our business activities.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could increase our tax burden and otherwise adversely affect our financial condition, results of operations and cash flows.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.  We continue to assess the impact of various U.S. federal and state legislative proposals, and modifications to existing tax treaties between the United States and other countries, that could result in a material increase in our U.S. federal and state taxes.  We cannot predict whether any specific legislation will be enacted or the terms of any such legislation.  However, if such proposals were to be enacted, or if modifications were to be made to certain existing treaties, the consequences could have a materially adverse impact on us, including increasing our tax burden, increasing costs of our tax compliance or otherwise adversely affecting our financial condition, results of operations and cash flows.

Our business may be materially adversely impacted by regional, national and/or global requirements to significantly limit or reduce greenhouse gas emissions in the future.

Greenhouse gases that result from human activities, including burning of fossil fuels, have been the focus of increased scientific and political scrutiny and are being subjected to various legal requirements.  International agreements, national laws, state laws and various regulatory schemes limit or otherwise regulate emissions of greenhouse gases, and additional restrictions are under consideration by different governmental entities.  We derive a significant amount of revenues and contract profits from engineering and construction services provided to clients that own and/or operate a wide range of process plants and from the supply of our manufactured equipment to clients that own and/or operate electric power generating plants.  Additionally, we own or partially own plants that generate electricity from burning natural gas or various types of solid fuels.  These plants emit greenhouse gases as part of the process to generate electricity or other products.  Compliance with the existing greenhouse gas regulation may prove costly or difficult.  It is possible that owners and operators of existing or future process plants and electric generating plants could be subject to new or changed environmental regulations that result in significantly limiting or reducing the amounts of greenhouse gas emissions, increasing the cost of emitting such gases or requiring emissions allowances.  The costs of controlling such emissions or obtaining required emissions allowances could be significant.  It also is possible that necessary controls or allowances may not be available.  Such regulations could negatively impact client investments in capital projects in our markets, which could negatively impact the market for our manufactured products and certain of our services, and also could negatively affect the operations and profitability of our own electric power plants.  This could materially adversely affect our business, financial condition, results of operations and cash flows.

We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, we may incur significant costs and penalties that could materially adversely affect our business, financial condition, results of operations and cash flows.

Our operations are subject to U.S., European and other laws and regulations governing the generation, management and use of regulated materials, the discharge of materials into the environment, the remediation of environmental contamination, or otherwise relating to environmental protection.  Both our Global E&C Group and our Global Power Group make use of and produce as wastes or byproducts substances that are considered to be hazardous under these environmental laws and regulations.  We may be subject to liabilities for environmental contamination as an owner or operator (or former owner or operator) of a facility or as a generator of hazardous substances without regard to negligence or fault, and we are subject to additional liabilities if we do not comply with applicable laws regulating such hazardous substances, and, in either case, such liabilities can be substantial.   These laws and regulations could expose us to liability arising out of the conduct of current and past operations or conditions, including those associated with formerly owned or operated properties caused by us or others, or for acts by us or others which were in compliance with all applicable laws at the time the acts were performed.  In some cases, we have assumed contractual indemnification obligations for environmental liabilities associated with some formerly owned properties.  The ongoing costs of complying with existing environmental laws and regulations could be substantial.  Additionally, we may be subject to claims alleging personal injury, property damage or natural resource damages as a result of alleged exposure to or contamination by hazardous substances.  Changes in the environmental laws and regulations, remediation obligations, enforcement actions, stricter interpretations of existing requirements, future discovery of contamination or claims for damages to persons, property, natural resources or the environment could result in material costs and liabilities that we currently do not anticipate.

We may lose future business to our competitors and be unable to operate our business profitably if our patents and other intellectual property rights do not adequately protect our proprietary products.

Our success depends significantly on our ability to protect our intellectual property rights to the technologies and know-how used in our proprietary products.  We rely on patent protection, as well as a combination of trade secret, unfair competition and similar laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology.  However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage.  We also rely on unpatented proprietary technology.  We cannot provide assurance that we can meaningfully protect all our rights in our unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.  We also hold licenses from third-parties that are necessary to utilize certain technologies used in the design and manufacturing of some of our products.  The loss of such licenses would prevent us from manufacturing and selling these products, which could harm our business.

We rely on our information systems in our operations. Failure to protect these systems against security breaches could adversely affect our business and results of operations.  Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

The efficient operation of our business is dependent on computer hardware and software systems.  Information systems are vulnerable to internal and external security breaches including by computer hackers and cyber terrorists.  The unavailability of the information systems, the failure of these systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and could result in decreased performance and increased overhead costs, causing our business and results of operations to suffer.

Risks Related to Asbestos Claims

The number and cost of our current and future asbestos claims in the United States could be substantially higher than we have estimated and the timing of payment of claims could be sooner than we have estimated, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Some of our subsidiaries are named as defendants in numerous lawsuits and out-of-court administrative claims pending in the United States in which the plaintiffs claim damages for alleged bodily injury or death arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by our subsidiaries.  We expect these subsidiaries to be named as defendants in similar suits and that claims will be brought in the future.  For purposes of our financial statements, we have estimated the indemnity and defense costs to be incurred in resolving pending and forecasted U.S. claims through the fiscal third quarter of 2023.  Although we believe our estimates are reasonable, the actual number of future claims brought against us and the cost of resolving these claims could be substantially higher than our estimates.  Some of the factors that may result in the costs of asbestos claims being higher than our current estimates include:

•                  the rate at which new claims are filed;

•                  the number of new claimants;

•                  changes in the mix of diseases alleged to be suffered by the claimants, such as type of cancer, asbestosis or other illness;

•                  increases in legal fees or other defense costs associated with asbestos claims;

•                  increases in indemnity payments;

•                  decreases in the proportion of claims dismissed with zero indemnity payments;

•                  indemnity payments being required to be made sooner than expected;

•                  bankruptcies of other asbestos defendants, causing a reduction in the number of available solvent defendants and thereby increasing the number of claims and the size of demands against our subsidiaries;

•                  adverse jury verdicts requiring us to pay damages in amounts greater than we expect to pay in settlements;

•                  changes in legislative or judicial standards that make successful defense of claims against our subsidiaries more difficult; or

•                  enactment of federal legislation requiring us to contribute amounts to a national settlement trust in excess of our expected net liability, after insurance, in the tort system.

The total liability recorded on our condensed consolidated balance sheet as of September 26, 2008 is based on estimated indemnity and defense costs expected to be incurred through the fiscal third quarter of 2023.  We believe that it is likely that there will be new claims filed after the fiscal third quarter of 2023, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity and defense costs that might be incurred after the fiscal third quarter of 2023.  Our forecast contemplates that the number of new claims requiring indemnity will decline from year to year.  If future claims fail to decline as we expect, our aggregate liability for asbestos claims will be higher than estimated.

Since year-end 2004, we have worked with Analysis Research Planning Corporation, or ARPC, nationally recognized consultants in projecting asbestos liabilities, to estimate the amount of asbestos-related indemnity and defense costs.  ARPC reviews our asbestos indemnity payments, defense costs and claims activity and compares them to our 15-year forecast prepared at the previous year-end.  Based on its review, ARPC may recommend that the assumptions used to estimate our future asbestos liability be updated, as appropriate.

Our forecast of the number of future claims is based, in part, on a regression model, which employs the statistical analysis of our historical claims data to generate a trend line for future claims and, in part, on an analysis of future disease incidence.  Although we believe this forecast method is reasonable, other forecast methods that attempt to estimate the population of living persons who could claim they were exposed to asbestos at worksites where our subsidiaries performed work or sold equipment could also be used and might project higher numbers of future claims than our forecast.

The actual number of future claims, the mix of disease types and the amounts of indemnity and defense costs may exceed our current estimates.  We update our forecasts at least annually to take into consideration recent claims experience and other developments, such as legislation and litigation outcomes, that may affect our estimates of future asbestos-related costs.  The announcement of increases to asbestos liabilities as a result of revised forecasts, adverse jury verdicts or other negative developments involving asbestos litigation or insurance recoveries may cause the value or trading prices of our securities to decrease significantly.  These negative developments could also negatively impact our liquidity, cause us to default under covenants in our indebtedness, cause our credit ratings to be downgraded, restrict our access to capital markets or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

The adequacy and timing of insurance recoveries of our asbestos-related costs in the United States is uncertain.  The failure to obtain insurance recoveries could materially adversely affect our business, financial condition, results of operations and cash flows.

Although we believe that a significant portion of our subsidiaries’ liability and defense costs for asbestos claims will be covered by insurance, the adequacy and timing of insurance recoveries is uncertain.  Since year-end 2005, we have worked with Peterson Risk Consulting, nationally recognized experts in the estimation of insurance recoveries, to annually review our estimate of the value of the settled insurance asset and assist in the estimation of our unsettled asbestos-related insurance asset.

The asset recorded on our condensed consolidated balance sheet as of September 26, 2008 represents our best estimate of settled and probable future insurance settlements relating to our U.S. liability for pending and estimated future asbestos claims through the fiscal third quarter of 2023.  The insurance asset includes an estimate of the amount of recoveries under existing settlements with other insurers.

Certain of our subsidiaries have entered into settlement agreements calling for certain insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs that we previously have incurred.  We entered into two additional settlements in the fiscal nine months ended September 26, 2008 and we intend to continue to attempt to negotiate additional settlements where achievable on a reasonable basis in order to minimize the amount of future costs that we would be required to fund out of the cash flows generated from our operations.  Unless we settle the remaining unsettled insurance asset at amounts significantly in excess of our current estimates, it is likely that the amount of our insurance settlements will not cover all future asbestos-related costs and we will continue to fund a portion of such future costs, which will reduce our cash flows and our working capital.  Additionally, certain of the settlements with insurance companies during the past several years were for fixed dollar amounts that do not change as the liability changes.  Accordingly, increases in the asbestos liability will not result in an equal increase in the insurance asset.

Our insurance recoveries  may be limited by future insolvencies among our insurers.  We have not assumed recovery in the estimate of our asbestos-related insurance asset from any of our currently insolvent insurers.  Other insurers may become insolvent in the future and our insurers may fail to reimburse amounts owed to us on a timely basis.  If we fail to realize expected insurance recoveries, or experience delays in receiving material amounts from our insurers, our business, financial condition, results of operations and cash flows could be materially adversely affected.

A number of asbestos-related claims have been received by our subsidiaries in the United Kingdom.  To date, these claims have been covered by insurance policies and proceeds from the policies have been paid directly to the plaintiffs.  The timing and amount of asbestos claims that may be made in the future, the financial solvency of the insurers and the amount that may be paid to resolve the claims, are uncertain.  The insurance carriers’ failure to make payments due under the policies could materially adversely affect our business, financial condition, results of operations and cash flows.

Some of our subsidiaries in the United Kingdom have received claims alleging personal injury arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by our subsidiaries.  We expect these subsidiaries to be named as defendants in additional suits and claims brought in the future.  To date, insurance policies have provided coverage for substantially all of the costs incurred in connection with resolving asbestos claims in the United Kingdom.  In our condensed consolidated balance sheet as of September 26, 2008, we have recorded U.K. asbestos-related insurance recoveries equal to the U.K. asbestos-related liabilities, which are comprised of an estimated liability relating to open (outstanding) claims and an estimated liability relating to future unasserted claims through the fiscal third quarter of 2023.  Our ability to continue to recover under these insurance policies is dependent upon, among other things, the timing and amount of asbestos claims that may be made in the future, the financial solvency of our insurers and the amount that may be paid to resolve the claims.  These factors could significantly limit our insurance recoveries, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Liquidity and Capital Resources

We require cash repatriations from our non-U.S. subsidiaries to meet our U.S. cash needs related to our asbestos-related and other liabilities and corporate overhead expenses.  Our ability to repatriate funds from our non-U.S. subsidiaries is limited by a number of factors.

As a holding company, we are dependent on cash inflows from our subsidiaries in order to fund our asbestos-related and other liabilities and corporate overhead expenses.  To the extent that our U.S. subsidiaries do not generate enough cash flows to cover our holding company payments and expenses, we are dependent on cash repatriations from our non-U.S. subsidiaries.  There can be no assurance that the forecasted foreign cash repatriation will occur as our non-U.S. subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, to comply with covenants and for other general corporate purposes.  The repatriation of funds may also subject those funds to taxation.  The inability to repatriate cash could negatively impact our business, financial condition, results of operations and cash flows.

Certain of our various debt agreements impose financial covenants, which may prevent us from capitalizing on business opportunities, which could negatively impact our business.

Our senior domestic credit agreement imposes financial covenants on us.  These covenants limit our ability to incur indebtedness, pay dividends or make other distributions, make investments and sell assets.  These limitations may restrict our ability to pursue business opportunities, which could negatively impact our business.

We may have significant working capital requirements, which could negatively impact our business, financial condition, and cash flows.

In some cases, we may require significant amounts of working capital to finance the purchase of materials and in the performance of engineering, construction and other work on certain of our projects before we receive payment from our customers.  In some cases, we are contractually obligated to our customers to fund working capital on our projects.  Increases in working capital requirements could negatively impact our business, financial condition and cash flows.  In addition, we may invest some of our cash in longer-term investment opportunities, including, as described below, the acquisition of other entities or operations, the reduction of certain liabilities such as unfunded pension liabilities and/or repurchases of our outstanding registered shares.  To the extent we use cash for such other purposes, the amount of cash available for the working capital needs described above would be reduced.

We may invest in longer-term investment opportunities, such as the acquisition of other entities or operations in the engineering and construction industry or power industry.  Acquisitions of other entities or operations have risks that could materially adversely affect our business, financial condition, results of operations and cash flows.

Since 2007, we have completed two acquisitions and have been exploring other possible acquisitions within the engineering and construction industry to strategically complement or expand on our technical capabilities or access to new market segments.  We have also been exploring possible acquisitions within the power industry to complement our product offering.  The acquisition of companies and assets in the engineering and construction and power industries is subject to substantial risks, including the failure to identify material problems during due diligence, the risk of over-paying for assets and the inability to arrange financing for an acquisition as may be required or desired.  Further, the integration and consolidation of acquisitions requires substantial human, financial and other resources including management time and attention, and ultimately, our acquisitions may not be successfully integrated and our resources may be diverted.  There can be no assurances that we will consummate any such future acquisitions, that any acquisitions we make will perform as expected or that the returns from such acquisitions will support the investment required to acquire them or the capital expenditures needed to develop them.

Risk Factors Related to Our Financial Reporting and Corporate Governance

If we have a material weakness in our internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Although we had no material weaknesses as of September 26, 2008, we have reported material weaknesses in our internal control over financial reporting in the past.  There can be no assurance that we will avoid a material weakness in the future.  If we have another material weakness in our internal control over financial reporting in the future, it could adversely impact our ability to report our financial results in a timely and accurate manner.

Our use of the percentage-of-completion accounting method could result in a reduction or elimination of previously reported profits.

A substantial portion of our revenues is recognized using the percentage-of-completion method of accounting.  Under this method of accounting, the earnings or losses recognized on individual contracts are based on estimates of contract revenues, costs and profitability. Revisions to estimated revenues and estimated costs can and do result in changes to revenues, costs and profits.  For further information on our revenue recognition methodology, please refer to Note 1, “Summary of Significant Accounting Policies—Revenue Recognition on Long-Term Contracts,” to the condensed consolidated financial statements in Foster Wheeler-Bermuda’s quarterly report on Form 10-Q for the quarter ended September 26, 2008, filed on November 5, 2008 and incorporated by reference herein.

We have anti-takeover provisions in our articles of association that may discourage a change of control.

Our articles of association contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors.  These provisions provide for:

•                  The board of directors to be divided into three classes serving staggered three-year terms.  In addition, directors may be removed from office, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote.  These provisions of our articles of association may delay or limit the ability of a shareholder to obtain majority representation on the board of directors.

•                  The limitation on voting rights described under “—Registered holders must apply for enrollment in our share register as shareholders with voting rights in order to have voting rights; we may deny such registration under certain circumstances” above.

These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many shareholders.  As a result, shareholders may be limited in their ability to obtain a premium for their shares.

There are provisions in our articles of association that may reduce the voting rights of our registered shares..

 Our articles of association generally provide that shareholders have one vote for each registered share held by them and are entitled to vote at all meetings of shareholders.  However, our articles of association provide that shareholders whose “controlled shares” (as defined in the articles of association) represent 10% or more of our total voting shares are limited to voting one vote less than 10% of the total voting rights of our share capital as registered with the commercial register.  This provision is intended to prevent the possibility of our company becoming a controlled foreign corporation for U.S. federal income tax purposes, which could have certain adverse U.S. federal income tax consequences to U.S. persons who own (directly, indirectly or under applicable constructive ownership rules) 10% or more of our voting shares. It may also have an anti-takeover effect by making it more difficult for a third party to acquire us without the consent of our board of directors.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and oral statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about Foster Wheeler AG and the various industries within which we operate. These include statements regarding our expectations about revenues (including as expressed by our backlog), our liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries.  Such forward-looking statements by their nature involve a degree of risk and uncertainty.  We caution that a variety of factors, including but not limited to the factors described under the heading “Risk Factors” and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•                  benefits, effects or results of our redomestication;

•                  changes in the rate of economic growth in the United States and other major international economies;

•                  changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries;

•                  changes in the financial condition of our customers;

•                  changes in regulatory environments;

•                  changes in project design or schedules;

•                  contract cancellations;

•                  changes in our estimates of costs to complete projects;

•                  changes in trade, monetary and fiscal policies worldwide;

•                  compliance with laws and regulations relating to our global operations;

•                  currency fluctuations;

•                  war and/or terrorist attacks on facilities either owned by us or where equipment or services are or may be provided by us;

•                  interruptions to shipping lanes or other methods of transit;

•                  outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure;

•                  protection and validity of our patents and other intellectual property rights;

•                  increasing competition by non-U.S. and U.S. companies;

•                  compliance with our debt covenants;

•                  recoverability of claims against our customers and others by us and claims by third parties against us; and

•                  changes in estimates used in our critical accounting policies.

Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

In addition, this prospectus and the documents incorporated by reference herein contain several statements regarding current and future general global economic conditions.  These statements are based on our compilation of economic data and analyses from a variety of external sources.  While we believe these statements to be reasonably accurate, global economic conditions are difficult to analyze and predict and are subject to significant uncertainty and as a result, these statements may prove to be wrong.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which we refer to as the Commission.

USE OF PROCEEDS

The proceeds from the issuance of the registered shares upon the exercise of the warrants will be used for general corporate purposes.

DESCRIPTION OF REGISTERED SHARES

The following description of Foster Wheeler AG’s registered shares summarizes certain provisions of Foster Wheeler AG’s articles of association and organizational regulations and of applicable Swiss law. Such summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of Foster Wheeler AG’s articles of association and organizational regulations, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read those exhibits carefully.

Foster Wheeler AG was initially formed on November 18, 2008 and registered with the commercial register of the Canton of Zug on November 25, 2008. Foster Wheeler AG is incorporated and domiciled in Zug, Switzerland, and operates under the Swiss Code of Obligations as a stock corporation (Aktiengesellschaft).  Foster Wheeler AG is recorded in the Commercial Register of the Canton of Zug with the registration number CH-170.3.032.880-7. Our fiscal year is the calendar year.  Our registered office in Switzerland is c/o Bär & Karrer, Baarerstrasse 8, CH-6301 Zug, Switzerland. Our agent for service of process in the United States in connection with this offering is Foster Wheeler Inc., Perryville Corporate Park, Clinton, NJ 08809-4000, USA.

As of February 9, 2009, we had a total share capital of CHF 379,247,742 divided into 126,415,914 registered shares, with a par value of CHF 3.00 per share.  In addition, our articles of association authorize our board of directors to increase the share capital by up to CHF 189,623,871 divided into 63,207,957 registered shares, par value CHF 3.00 per share, and create conditional capital of CHF 189,623,871 divided into 63,207,957 registered shares, par value CHF 3.00 per share.  As of February 9, 2009, there were 180,374 warrants outstanding to purchase up to 607,535 registered shares. In addition, there were 3,901,326 registered shares reserved for issuance pursuant to outstanding equity awards and an additional 5,617,711 registered shares available for issuance but unissued under our incentive plans.

For a description of the terms of our registered shares, see our Registration Statement on Form 8-A originally filed with the Commission on May 31, 2005 and amended on February 9, 2009 (File No. 000-50740), which is incorporated by reference in this prospectus.  Se “Where You Can Find More Information About Us.”

DESCRIPTION OF THE WARRANTS

Each Class A warrant, upon the circumstances described in this prospectus, entitles its owner to purchase a specified number of registered shares, as described in this section, for $4.689 per common share issuable thereunder. The Class A warrants are currently exercisable.

Exercise of Warrants

A Class A warrant may be exercised by completing and signing the appropriate form on the Class A warrant and mailing or delivering the Class A warrant to Mellon Investor Services LLC, the warrant agent, in time to reach the warrant agent by the expiration date of the Class A warrants, accompanied by payment of the full exercise price. Payment of the exercise price must be made in United States funds (by certified check, cash or bank draft) payable to the order of Foster Wheeler AG. Registered shares will be issued as soon as practicable after exercise and payment of the exercise price.

The Class A warrants are currently exercisable, subject to the satisfaction of the conditions described above, and must be exercised on or before September 24, 2009, subject to extension as described below under “—Shelf Registration.”

Registered Shares Issuable under the Warrants

Foster Wheeler AG has a sufficient number of registered shares available to satisfy the exercise of the warrants out of conditional capital, and will, for so long as the warrants are or may become exercisable for registered shares, reserve a sufficient number of registered shares out of conditional capital  to satisfy the exercise of the warrants.  Such registered shares, when issued in accordance with the terms of the warrants, will be fully paid and non-assessable.

Each Class A warrant is exercisable for approximately 3.3682 registered shares, subject to adjustment. See “—Dilution.”

Dilution

As long as any Class A warrants remain outstanding, registered shares to be issued upon the exercise of Class A warrants will be adjusted in the event of one or more splits, consolidations, amalgamation, subdivisions, readjustments or reclassifications. In the event of any of the foregoing, the remaining number of registered shares still subject to the Class A warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of registered shares outstanding and the exercise price per share shall be decreased or increased as the case may be in the same proportion. The Class A warrants contain provisions protecting against dilution resulting from the sale of additional registered shares at a price less than the exercise price of the Class A warrants.

Voting and Dividends

The holders of the Class A warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of registered shares for any purpose until such Class A warrants shall have been duly exercised and payment of the exercise price shall have been made.  To be able to exercise voting rights, holders of registered shares must apply to us for enrollment in our share register as shareholders with voting rights. Registered holders of shares may obtain the form of application from our transfer agent.  The board of directors has registered Cede & Co., as nominee of The Depository Trust Company, or DTC, with voting rights with respect to shares held in “street name” through DTC.

Shelf Registration

We have agreed to use our best efforts to maintain, at all times during which the warrants are exercisable, the registration statement of which this prospectus is a part relating to the offer and sale of registered shares underlying the Class A warrants for the benefit of the warrant holders. In certain circumstances, the exercisability of the warrants may be suspended. The expiration date of the warrants will be extended for a period equal to the aggregate time during which a registration statement is not available to the holders of the Class A warrants once they become exercisable. In addition, if the registration statement is unavailable at any time during the 30 business days preceding the expiration date, then the expiration date will be extended so that the registration statement is available during the 30 consecutive business days preceding the expiration date as so extended. We will promptly notify the holders of the Class A warrants of any extensions.

Global Form

The Class A warrants were issued initially in book entry form under a global warrant certificate issued to DTC pursuant to the supplemental warrant agreement between us and Mellon Investor Services LLC, as the warrant agent. Beneficial interests in the global warrant certificate may be exchanged for warrant certificates in definitive form by the holder of such interest upon receipt by the warrant agent of written instructions or other form of instructions as is customary for the DTC. We initially appointed the principal office of the warrant agent as the location at which warrants may be surrendered for exercise, transfer or exchange.

Warrant Agent

Mellon Investor Services LLC has been appointed as the warrant agent under the supplemental warrant agreement governing the Class A warrants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations of the acquisition and ownership of registered shares (which we refer to as shares) to holders who hold such shares as capital assets and who acquire such shares upon the exercise of the Class A warrants (which we refer to as warrants) also held as capital assets. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•                  financial institutions;

•                  insurance companies;

•                  real estate investment trusts;

•                  regulated investment companies;

•                  grantor trusts;

•                  tax-exempt organizations;

•                  dealers or traders in securities or currencies;

•                  holders that hold shares as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•                  holders that actually or constructively own or will own 10 percent or more of our voting stock; or

•                  a Non-U.S. Holder (as defined below) that is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of shares. Holders should consult their tax advisors with respect to the application of the U.S. tax laws, to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of shares who for U.S. federal income tax purposes is:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

A Non-U.S. Holder is a beneficial owner of shares that is not a United States person and not a partnership for U.S. federal income tax purposes. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the shares, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

U.S. Holders

Ownership of Registered Shares

Exercise of Warrants

Gain or loss generally will not be recognized by a U.S. Holder upon the exercise of warrants. The basis of a U.S. Holder in registered shares acquired pursuant to the exercise of a warrant will equal the sum of the holder’s basis in the warrant plus the exercise price paid to acquire those shares. The holder’s holding period for the shares will begin on the day following the date of exercise.

Distributions

We have no intention of paying any cash dividends on our registered shares in the foreseeable future.  If we were to pay cash dividends in the future on our registered shares, they would be subject to U.S. federal income tax in the manner described below.

Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder, the gross amount of any distribution made to you with respect to your shares would be includible in your income as dividend income to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, such cash dividends would not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders with respect to cash dividends received from a U.S. corporation.  To the extent, if any, that the amount of any distribution exceeded our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it would be treated first as a tax-free return of your adjusted tax basis in your shares and thereafter as capital gain.  We do not maintain calculations of earnings and profits under U.S. federal income tax principles.

If you are a U.S. Holder, subject to the succeeding sentence, any cash dividends paid to you with respect to your shares would generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation.  However, as long as 50 percent or more of our stock, by vote or value, is actually or constructively owned by U.S. Holders, a portion of such cash dividends would (subject to a de minimis exception) be treated as U.S. source income to the extent paid out of earnings and profits from U.S. sources.  The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.  For this purpose, any dividends we distribute generally will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.”  Special rules apply in determining the foreign tax credit limitation with respect to dividend income that is subject to a reduced rate of tax (as described below).

Effective for tax years through 2010, certain dividend income received by non-corporate U.S. taxpayers from domestic corporations or “qualified foreign corporations” is eligible to be taxed at reduced rates, subject to a holder’s satisfaction of certain significant holding period and other applicable requirements.  Cash dividends paid by a foreign corporation (other than a passive foreign investment company) that is not otherwise a qualified foreign corporation are treated as paid by a qualified foreign corporation if the stock with respect to which the cash dividend is paid is listed on a registered national securities exchange or on the NASDAQ National Market.  Our registered shares are currently listed on the NASDAQ Global Select Market.  Accordingly, cash dividends, if any, paid by us on our registered shares for tax years through 2010 would be eligible to be taxed at reduced rates if our registered shares are listed on the NASDAQ Global Select Market at the time the cash dividends are paid and we are not a passive foreign investment company.  As described above, we do not anticipate paying any cash dividends on our registered shares in the foreseeable future.

Sale or Exchange of Registered Shares

If you are a U.S. Holder, you generally will recognize gain or loss on the sale or exchange of your shares equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your shares.

Subject to the passive foreign investment company rules discussed below, any gain or loss recognized on the sale or exchange of shares generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by you generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

We believe that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, and thus that the shares should not be treated as stock of a PFIC.  This conclusion, however, is a factual determination that is made annually and thus is uncertain and may be subject to change. If the shares were treated as stock of a PFIC, gain realized on the sale or other disposition of the shares would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain, as well as certain “excess distributions” (if any) received on the shares, ratably over your holding period for the shares and the warrants, as calculated for purposes of the PFIC rules, and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, and subject to an interest charge in respect of the tax attributable to each such year.

In addition, cash dividends, if any, paid by us in any taxable year in which we are a PFIC would not be eligible to be taxed at reduced rates as described above under “—Distributions,” even if they otherwise would qualify for such reduced rates.

Non-U.S. Holders

Ownership of Registered Shares

Subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, any dividends on shares paid to you generally would not be treated as effectively connected with the conduct of a trade or business in the United States and would be exempt from U.S. federal income tax, including withholding tax, unless you:

•                  have an office or other fixed place of business in the United States to which the dividend income is attributable, and

•                  derive the dividend income in the active conduct of a banking, financing or similar business within the United States.

In addition, subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” you generally will not be subject to U.S. federal income or withholding tax on any income or gain realized on the sale, exchange or other disposition of shares unless:

•                  such income or gain is effectively connected with your conduct of a trade or business in the United States; or

•                  you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale, exchange or other disposition and certain other conditions are met.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the shares and proceeds from the sale or exchange of shares made within the United States to a holder, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, the payment will also be subject to backup withholding tax if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of shares. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of owning registered shares.

SWISS TAX CONSIDERATIONS

Scope of Discussion

The following summary describes the material Swiss tax considerations of the acquisition and ownership of registered shares (which we refer to as shares) to holders who hold such shares.

This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation and transfer stamp tax. This discussion is not a complete analysis or listing of all of the possible tax consequences of holding and disposing of our shares and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, The Federal Withholding Tax Act of 1965, the Federal Stamp Duty Act of 1973, as amended, which we refer to as the “Swiss tax law,” existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this Registration Statement. These laws may change, possibly with retroactive effect.

For purposes of this discussion, a “Swiss holder” is any beneficial owner of our shares that for Swiss federal income tax purposes is:

•                  an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended,

•                  a corporation or other entity taxable as a corporation organized under the laws of Switzerland under article 50 or 51 of the Federal Income Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended, or

•                  an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.

A “non-Swiss holder” of our shares is a holder that is not a Swiss holder. For purposes of this summary, “holder” or “shareholder” means either a Swiss holder or a non-Swiss holder or both, as the context may require.

Ownership of Registered Shares

The tax consequences discussed below are not a complete analysis or listing of all the possible tax consequences that may be relevant to you. You should consult your own tax advisor in respect of the tax consequences related to receipt, ownership, purchase or sale or other disposition of our registered shares and the procedures for claiming a refund of withholding tax.

Swiss Income Tax on Dividends and Similar Distributions

We have no intention of paying any cash dividends on our shares in the foreseeable future. If we were to pay cash dividends in the future on our shares, they would be subject to Swiss income tax in the manner described below.

A Swiss holder would be subject to Swiss income taxes on dividend income and similar distributions in respect of our shares, unless the shares are attributable to a permanent establishment or a fixed place of business maintained outside Switzerland by such Swiss holder. Income from a portfolio participation will be subject to cantonal, communal and federal income tax as required under the relevant tax laws. However, income from qualifying participations will typically be subject to cantonal, communal and federal income tax at a reduced rate as required under the relevant tax law. Since the respective rules are relatively complex and may vary from canton to canton,

Swiss holders are urged to consult their tax advisor. Furthermore, dividends and similar distributions are subject to Swiss withholding tax. See “—Swiss Withholding Tax—Distributions to Shareholders.”

A non-Swiss holder will not be subject to Swiss income taxes on dividend income and similar distributions in respect of our shares, unless the shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder. However, dividends and similar distributions are subject to Swiss withholding tax. See “—Swiss Withholding Tax—Distributions to Shareholders.”

Swiss Wealth Tax

A Swiss holder will be subject to Swiss wealth tax unless the holder’s registered shares are attributable to a permanent establishment or a fixed place of business maintained outside Switzerland by such Swiss holder. Cantonal and communal wealth tax will be levied as required under the relevant tax laws.

A non-Swiss holder will not be subject to Swiss wealth taxes unless the holder’s registered shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder.

Swiss Capital Gains Tax upon Disposal of Registered Shares

A Swiss holder will be generally exempt from Swiss income taxes for capital gains derived from the disposal of shares held as private assets. On the contrary, a Swiss holder will be subject to Swiss income taxes for capital gains derived from the disposal of shares held as business assets, unless the holder’s shares are attributable to a permanent establishment or a fixed place of business maintained outside Switzerland by such Swiss holder. Therefore, the Swiss holder is required to recognize capital gains or losses on the sale of such shares (held as business assets), which will be subject to cantonal, communal and federal income tax as required under the relevant tax laws. The respective rules are complex.  In addition, tax liability can in certain circumstances also be created on capital gains upon the disposal of shares held as private assets. Therefore, Swiss holders are urged to consult their tax advisor.

A non-Swiss holder will not be subject to Swiss income taxes for capital gains unless the holder’s shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder. In such case, the non-Swiss holder is required to recognize capital gains or losses on the sale of such shares, which will be subject to cantonal, communal and federal income tax as required under the relevant tax laws.

Swiss Withholding Tax—Distributions to Shareholders

A Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders from us, regardless of the place of residency of the shareholder (subject to the exceptions discussed under “—Exemption from Swiss Withholding Tax—Distributions to Shareholders” below). We will be required to withhold at such rate and remit on a net basis any payments made to a holder of our shares and pay such withheld amounts to the Swiss federal tax authorities. Please see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions.”

Exemption from Swiss Withholding Tax—Distributions to Shareholders

Under present Swiss tax law, distributions to shareholders in relation to a reduction of par value are exempt from Swiss withholding tax. Beginning on January 1, 2011, distributions to shareholders out of qualifying additional paid-in capital for Swiss statutory purposes are as a matter of principle exempt from the Swiss withholding tax. The particulars of this general principle are, however, subject to regulations still to be promulgated by the competent Swiss authorities; it will further require that the current draft corporate law bill, which proposes an overhaul of certain aspects of Swiss corporate law, be modified in the upcoming legislative process to reflect the recent change in the tax law. We expect that our statutory qualifying additional paid-in capital will be sufficient to allow a substantial amount of any potential future distributions to be exempt from Swiss withholding tax.

Repurchases of Shares for Cancellation

Under present Swiss tax law, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to the 35% Swiss withholding tax. However, for shares repurchased for capital reduction, the portion of the repurchase price attributable to the par value of the shares repurchased will not be subject to the Swiss withholding tax. Beginning on January 1, 2011, subject to the adoption of implementing regulations, the portion of the repurchase price attributable to the qualifying additional paid-in capital for Swiss statutory reporting purposes of the shares repurchased will also not be subject to the Swiss withholding tax. We would be required to withhold at such rate the tax from the difference between the repurchase price and the related amount of par value and, beginning on January 1, 2011, subject to the adoption of implementing regulations and amendments to Swiss corporate law, the related amount of qualifying additional paid-in capital. We would be required to remit on a net basis the purchase price with the Swiss withholding tax deducted to a holder of our shares and pay the withholding tax to the Swiss federal tax authorities.

With respect to the refund of Swiss withholding tax from the repurchase of shares, see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.

In most instances, Swiss companies listed on the SWX Swiss Exchange, or SWX, carry out share repurchase programs through a “second trading line” on the SWX. Swiss institutional investors typically purchase shares from shareholders on the open market and then sell the shares on the second trading line back to the company. The Swiss institutional investors are generally able to receive a full refund of the withholding tax. Due to, among other things, the time delay between the sale to the company and the institutional investors’ receipt of the refund, the price companies pay to repurchase their shares has historically been slightly higher (but less than 1.0% higher) than the price of such companies’ shares in ordinary trading on the SWX first trading line.

We will not be able to use the SWX second trading line process to repurchase our shares because we do not intend to list our shares on the SWX. We do, however, intend to follow an alternative process whereby we expect to be able to repurchase our shares in a manner that should allow Swiss institutional market participants selling the shares to us to receive a refund of the Swiss withholding tax and, therefore, accomplish the same purpose as share repurchases on the second trading line at substantially the same cost to us and such market participants as share repurchases on a second trading line.

The repurchase of shares for purposes other than capital reduction, such as to retain as treasury shares for use in connection with stock incentive plans, convertible debt or other instruments within certain periods, will generally not be subject to Swiss withholding tax provided the threshold of 10% of the registered share capital as required by the Swiss Code is satisfied and the shares are resold within certain periods prescribed by Swiss law (either six years or, in certain cases, up to twelve years).

Refund of Swiss Withholding Tax on Dividends and Other Distributions

Swiss Holders.    A Swiss tax resident, corporate or individual, can recover the withholding tax in full if such resident is the beneficial owner of the registered shares at the time the dividend or other distribution becomes due and provided that such resident reports the gross distribution received on such resident’s income tax return, or in the case of an entity, includes the taxable income in such resident’s income statement.

Non-Swiss Holders.    If the shareholder that receives a distribution from us is not a Swiss tax resident, does not hold the registered shares in connection with a permanent establishment or a fixed place of business maintained in Switzerland, and resides in a country that has concluded a treaty for the avoidance of double taxation with Switzerland for which the conditions for the application and protection of and by the treaty are met (including residents of members of the European Union), then the shareholder may be entitled to a full or partial refund of the withholding tax described above. You should note that the procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country.

Switzerland has entered into bilateral treaties for the avoidance of double taxation with respect to income taxes with numerous countries, including the United States, whereby under certain circumstances all or part of the withholding tax may be refunded.

U.S. Residents.    The Swiss-U.S. tax treaty provides that U.S. residents eligible for benefits under the treaty can seek a refund of the Swiss withholding tax on dividends for the portion exceeding 15% (leading to a refund of 20%), for the portion exceeding 5% (leading to a refund of 30% for qualifying corporate shareholders holding at least 10% of the voting stock of the dividend paying corporation) or a full refund in the case of qualified pension funds. Please refer to the discussion under “U.S. Federal Income Tax Considerations—U.S. Holders—Ownership of Registered Shares—Distributions” for applicability of U.S. foreign tax credits for any net withholding taxes paid.

As a general rule, the refund will be granted under the treaty if the U.S. resident can show evidence of:

•                  beneficial ownership,

•                  U.S. residency, and

•                  meeting the U.S.-Swiss tax treaty’s limitation on benefits requirements.

The claim for refund must be filed with the Swiss federal tax authorities (Eigerstrasse 65, 3003 Berne, Switzerland), not later than December 31 of the third year following the year in which the dividend payments became due. The relevant Swiss tax form is Form 82C for companies, 82E for other entities and 82I for individuals. These forms can be obtained from any Swiss Consulate General in the United States or from the Swiss federal tax authorities at the address mentioned above. Each form needs to be filled out in triplicate, with each copy duly completed and signed before a notary public in the United States. You must also include evidence that the withholding tax was withheld at the source.

Transfer Stamp Tax.    The purchase or sale of our shares may be subject to Swiss federal transfer stamp taxes on the transfer of taxable securities irrespective of the place of residency of the purchaser or seller if the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Tax Act and no exemption applies in the specific case. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, then no stamp tax will be due. The applicable stamp tax rate is 0.075% (for securities issued by a resident in Switzerland) or 0.15% (for securities issued by a resident in a foreign country) for each of the two parties to the transaction and is calculated on the purchase price or sales proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration.

PLAN OF DISTRIBUTION

This prospectus relates to up to 607,535  registered shares of Foster Wheeler AG to be issued from time to time upon exercise of Foster Wheeler AG’s Class A warrants, and such indeterminate number of additional registered shares that may be issuable by reason of the anti-dilution provisions contained in the supplemental warrant agreement.

Foster Wheeler AG will issue or cause to be delivered the registered shares to which this prospectus relates to holders of Class A warrants upon the exercise of such Class A warrants. No underwriters, dealers or agents will participate in the distribution of the registered shares.

LEGAL MATTERS

The validity of the registered shares will be passed upon by special Swiss counsel, Bär & Karrer.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to Foster Wheeler Ltd.’s Annual Report on Form 10-K for the year ended December 28, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement. For further information about us, the Class A warrants and our registered shares, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements in this prospectus concerning the contents of any document filed as an exhibit to the registration statement are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. These filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below, and any documents we file in the future with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that we have registered for sale under the registration statement of which this prospectus forms a part:

•                  Foster Wheeler-Bermuda’s Annual Report on Form 10-K for the year ended December 28, 2007 filed on February 26, 2008;

•                  Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 filed on May 7, 2008;

•                  Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008 filed on August 6, 2008;

•                  Foster Wheeler-Bermuda’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2008 filed on November 5, 2008;

•                  Foster Wheeler-Bermuda’s Current Reports on Form 8-K filed on January 8, 2008, February 4, 2008, February 28, 2008, May 12, 2008, June 20, 2008, August 7, 2008, September 16, 2008, October 14, 2008, November 5, 2008, December 5, 2008, December 10, 2008, December 22, 2008, and January 27, 2009;

•                  Our Current Report on Form 8-K filed on February 9, 2009; and

•                  The description of our registered shares contained in our Registration Statement on Form 8-A filed on May 31, 2005, as amended on February 9, 2009 (File No. 000-50740).

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at:

Foster Wheeler AG
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Peter J. Ganz
Telephone: (908) 730-4000
Facsimile: (908) 730-5300

ENFORCEMENT OF CIVIL LIABILITIES

Foster Wheeler AG is a Swiss company.  As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against it in United States courts.  Foster Wheeler AG has agreed that it may be served process with respect to actions based on offers and sales of securities made in the United States by having Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, be the United States agent appointed for that purpose.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters.  The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•                  the foreign court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•                  the judgment of such foreign court has become final and non-appealable;

•                  no reason for refusal in the sense of Article 27 Swiss Federal Act on Private International Law is given (in particular, but not limited to, the decision does not contravene Swiss public policy); and

•                  the court procedures and the service of documents leading to the judgment were in accordance with the due process of law, legal precedent and similar requirements.

Some remedies available under the laws of United States jurisdictions, including some remedies available under the U.S. federal securities laws, would not be allowed in Swiss courts as contrary to that nation’s public policy.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Foster Wheeler since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

FOSTER WHEELER AG

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by Foster Wheeler AG in connection with the issuance and distribution of the registered shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Amount to
Be Paid
Securities and Exchange Commission registration fee	$543
Legal fees and expenses	75,000
Accounting fees and expenses	12,500
Swiss Stamp Tax	28,500
Miscellaneous	457
Total	$117,000

Item 15. Indemnification of Directors and Officers.

Foster Wheeler AG

Foster Wheeler AG (the “Company”) is a Swiss company.  Although this area of law is unsettled in Switzerland, the Company believes, based on the interpretation of certain leading Swiss legal scholars, that under Swiss law, the Company may indemnify its directors and officers unless the indemnification results from a breach of their duties, which breach constitutes gross negligence or intentional breach of duty. The Company’s articles of association make indemnification of directors and officers and advancement of expenses (except in cases where the Company is proceeding against an officer or director) to defend claims against directors and officers mandatory on the Company’s part to the fullest extent allowed by law. Under the Company’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the Company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Company may obtain such insurance from one or more third party insurers or captive insurance companies. The Company also expects to enter into indemnification agreements with each of its directors and executive officers, that provide for indemnification and expense advancement (except in cases where we are proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Company will indemnify each director and executive officer against claims arising out of such director or executive officer’s service to the Company, except (i) in respect of any claim as to which the director or executive officer is adjudged in a final and non-appealable judgment to have committed an intentional or grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the director or executive officer. The agreements further provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification. The Company’s board of directors (if a majority of the board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the executive officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against the Company.  Swiss law permits us to purchase and maintain insurance for the benefit of any officer or director in respect of loss or liability attaching to him in respect of negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.  The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Articles of Association of Foster Wheeler AG (Filed as Exhibit 3.1 to Foster Wheeler AG’s Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.2	Organizational Regulations of Foster Wheeler AG (Filed as Exhibit 3.2 to Foster Wheeler AG’s Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.3

Registration Rights Agreement dated as of September 24, 2004 relating to offering of common shares, preferred shares, warrants and senior secured notes. (Filed as Exhibit 4.5 to Foster Wheeler Ltd.’s registration statement on Form S-4 (File No. 333-119841) filed on October 20, 2004 and incorporated herein by reference.)

4.4

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Citigroup Global Capital Markets Inc.  (Filed as Exhibit 10.13 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.5

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch International Investment Fund-MLIIF Global Allocation Fund, Merrill Lynch Variable Series Fund, Inc.-Merrill Lynch Global Allocation V.I. Fund, and Merrill Lynch Series Funds, Inc.-Global Allocation Strategy Portfolio.  (Filed as Exhibit 10.14 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.6

Supplemental Warrant Agreement among Foster Wheeler AG, Foster Wheeler Ltd. and Mellon Investor Services LLC, including forms of warrant certificates (Filed as Exhibit 4.1 to Foster Wheeler AG’s Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

5.1	Opinion of Bär & Karrer as to the legality of the registered shares

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bär & Karrer (included in Exhibit 5.1)

23.3	Consent of Analysis, Research & Planning Corporation

23.4	Consent of Peterson Risk Consulting LLC

24.1	Power of Attorney

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of New Jersey, on February 9, 2009.

FOSTER WHEELER AG

By:	/s/ Franco Baseotto
Name: Franco Baseotto
Title: Executive Vice President, Chief Financial Officer
and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No.1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

*	Chairman and Chief Executive	February 9, 2009
Raymond J. Milchovich	Officer (Principal Executive Officer)

/s/ Franco Baseotto	Executive Vice President, Chief	February 9, 2009
Franco Baseotto	Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Lisa Z. Wood	Vice President and Controller	February 9, 2009
Lisa Z. Wood	(Principal Accounting Officer)

*	Director	February 9, 2009
Eugene D. Atkinson

*	Director	February 9, 2009
Steven J. Demetriou

*	Director	February 9, 2009
Robert C. Flexon

*	Director	February 9, 2009
Jack A. Fusco

*	Director	February 9, 2009
Edward G. Galante

*	Director	February 9, 2009
Stephanie Hanbury-Brown

*	Director	February 9, 2009
Maureen B. Tart-Bezer

*	Director	February 9, 2009
James D. Woods

*By:	/s/ Franco Baseotto
Franco Baseotto
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Association of Foster Wheeler AG (Filed as Exhibit 3.1 to Foster Wheeler AG’s Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.2	Organizational Regulations of Foster Wheeler AG (Filed as Exhibit 3.2 to Foster Wheeler AG’s Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

4.3

Registration Rights Agreement dated as of September 24, 2004 relating to offering of common shares, preferred shares, warrants and senior secured notes. (Filed as Exhibit 4.5 to Foster Wheeler Ltd.’s registration statement on Form S-4 (File No. 333-119841) filed on October 20, 2004 and incorporated herein by reference.)

4.4

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Citigroup Global Capital Markets Inc.  (Filed as Exhibit 10.13 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.5

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch International Investment Fund-MLIIF Global Allocation Fund, Merrill Lynch Variable Series Fund, Inc.-Merrill Lynch Global Allocation V.I. Fund, and Merrill Lynch Series Funds, Inc.-Global Allocation Strategy Portfolio.  (Filed as Exhibit 10.14 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.6

Supplemental Warrant Agreement among Foster Wheeler AG, Foster Wheeler Ltd. and Mellon Investor Services LLC, including forms of warrant certificates (Filed as Exhibit 4.1 to Foster Wheeler AG’s Form 8-K filed on February 9, 2009 and incorporated herein by reference.)

5.1	Opinion of Bär & Karrer as to the legality of the registered shares

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bär & Karrer (included in Exhibit 5.1)

23.3	Consent of Analysis, Research & Planning Corporation

23.4	Consent of Peterson Risk Consulting LLC

24.1	Power of Attorney